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                                                                  Exhibit 99.1

R. ANTHONY MAHAVIER (Bar No. 122684)
MICHAEL W. VIVOLI (Bar No. 184366)
DUCKOR SPRADLING & METZGER
A Law Corporation
401 West A Street, Suite 2400
San Diego, CA 92101-7915
(619) 231-3666; (619) 231-6629 fax

Attorneys for Plaintiff
GREENLAND CORPORATION

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                           FOR THE COUNTY OF SAN DIEGO

GREENLAND CORPORATION, a Nevada         CASE NO. GIC 755498
corporation,
                                        FIRST AMENDED COMPLAINT FOR
                  Plaintiff,            DECLARATORY RELIEF AND
                                        PROVISIONAL REMEDIES
         v.
                                        [CODE OF CIVIL PROCEDURE Section 1281.8]

SEREN SYSTEMS, INC., a California
corporation; and DOES 1 through 50,     Dept:           65
inclusive,                              Judge:          Vincent P. DiFiglia

                  Defendants.           Action Filed:   September 29, 2000

-----------------------------------------------------------

              Plaintiff, GREENLAND CORPORATION, alleges as follows:

                              PRELIMINARY STATEMENT

     GREENLAND hereby makes this statement pursuant to CODE OF CIVIL PROCEDURE Section 1281.1, et seq. in that this controversy is subject to an arbitration agreement between the parties as set forth at paragraph 12 of Exhibit "A" hereto. In connection with this agreement, and in accordance with CODE OF CIVIL PROCEDURE Section 1281.8(b), GREENLAND submits that:

     A. GREENLAND seeks the provisional remedy of a temporary restraining order and preliminary injunction on grounds that the award to which

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          GREENLAND will ultimately be entitled may be rendered ineffectual without provisional relief; and,

     B. GREENLAND intends to submit to, and hereby reserves its right to arbitrate the substantive elements of the dispute between the parties.

                           JURISDICTIONAL ALLEGATIONS

     1. Plaintiff, GREENLAND CORPORATION, is a Nevada corporation authorized to do business which is, and at all times relevant herein was, doing business within the County of San Diego, California. Plaintiff's principal place of business is located in the County of San Diego.

     2. Defendant SEREN SYSTEMS, INC. ("SEREN") is a California corporation which is, and at all times relevant herein has been doing business within the County of San Diego, State of California as a software consultant.

     3. The true identities and corporate or individual status of defendants DOES 1 through 50 are currently unknown to Plaintiff, who therefore sues such defendants in such fictitious capacities until such time as Plaintiff discovers each such defendant's true name and identities.

     4. Plaintiff is informed and believes and thereon allege that each such defendant is liable, in some fashion, to Plaintiff for damages and/or are properly the subject of the provisional remedies which Plaintiff seeks herein. Each such DOE defendant acted with the consent, ratification and authority of the other defendants and was the alter ego, agent, employee or principal of each such other defendant, including the DOE defendants identified above.

     5. The acts and omissions sued upon herein occurred within the County of San Diego, in the State of California. The contract herein at issue was negotiated and executed within the County of San Diego, and the Contract, at Paragraph 12, specifies the County of San Diego as the proper venue for any disputes arising out of the

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contract. Each of the defendants has maintained sufficient minimum contacts with the County of San Diego, and has sought the benefits and protections of the laws, regulations and ordinances of the County of San Diego such that the assertion of personal jurisdiction over each such defendant is proper. Venue is therefore proper in this Court, which has jurisdiction over all defendants for the acts and omissions alleged herein. The provisional relief sought herein is within the sole and exclusive province of this Court to award and enforce.

/ / / /
/ / / /
/ / / /

                               FACTUAL ALLEGATIONS

     6. On or about November 26, 1998, GREENLAND and SEREN entered into a Consulting Agreement ("Agreement"). Pursuant to the Agreement, SEREN agreed to provide certain software engineering and development services to GREENLAND related to the continued design and development of "backend" software and other related technology owned by GREENLAND for use in its check-cashing machines known as Automated Bank Machines ("ABMs"). A true and correct copy of the Agreement is attached hereto and incorporated herein by this reference as Exhibit "A."

     7. Pursuant to Section 6 of the Agreement attached hereto, the parties expressly agreed and acknowledge that, notwithstanding the services provided by SEREN, GREENLAND retained "sole and exclusive right, title and ownership of the ABM technology and any new products, improvements, enhancements or the like that result" from SEREN's services.

     8. Section 12 of the Agreement states that the prevailing party in any action arising out of the agreement shall be entitled to recover reasonable attorneys fees.

     9. Pursuant to Section 4 of the Agreement, the Agreement was to remain in

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full force and effect for a period of 12 months, beginning on November 26, 1998.
The Agreement expressly provides, at Section 4, that the Agreement could be extended by the mutual agreement of the parties.

     10. On November 27, 1999, both parties continued to perform their respective obligations under the Agreement, as though the Agreement continued to exist. SEREN continued to develop the ABM backend software and technology and GREENLAND continued to pay defendant for those services in accordance with the Agreement. The only modification of the Agreement was an increase in the service payments, which SEREN requested, and to which GREENLAND agreed. At no time did SEREN ever reject payments tendered by GREENLAND under the terms of the Agreement or accept the payments under any reservation or with any qualification that the Agreement no longer existed.

     11. In or about June of 2000, Capital One, a Virginia banking institution, began negotiations with GREENLAND regarding the potential acquisition by Capital One of GREENLAND. At the time these negotiations commenced, Capital One expressed a strong interest in acquiring the backend processing technology owned by GREENLAND and which was the subject of the Agreement between GREENLAND and SEREN.

     12. In May of 2000, as part of the foregoing proposed acquisition, Capital One undertook to perform a due diligence investigation of GREENLAND and its technology. While conducting this investigation, Capital One representatives traveled to Hermosa Beach, California, to meet with SEREN's Principal, Michael Root, and other members of SEREN's staff.

                    SEREN'S IMPROPER CONTACT WITH CAPITAL ONE

     13. Shortly after its visit to SEREN, Capital One was contacted by Steven A. Lamb, Esq. of Rovens, Lamb & Gase. Mr. Lamb, who identified himself as counsel for SEREN, represented to Capital One's representatives that SEREN had the rights to, as

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well as the title and ownership of all of the backend software and technology developed for GREENLAND.

     14. Prior to Mr. Lamb's direct contact with Capital One, SEREN had NEVER stated, indicated or implied, in any fashion, that it had any ownership interests in the software to which GREENLAND had expressly reserved any and all rights, title and ownership in the Agreement with SEREN.

     15. Following its discussion with Mr. Lamb, Capital One terminated further due diligence investigations of GREENLAND, and, in August 2000, informed GREENLAND that Capital One was withdrawing altogether from the proposed acquisition. GREENLAND is informed and believes Capital One discontinued further negotiations and discussions of acquisition with GREENLAND solely because of the claim of ownership made by SEREN. Absent SEREN's false claim of ownership in GREENLAND's technology, plaintiffs are informed and believe that Capital One would have proceeded with its proposed acquisition of GREENLAND, to the significant financial betterment of GREENLAND and its investors. As a result of this contact, then, GREENLAND has already suffered significant financial injury in an amount currently unknown.

/ / / /
/ / / /

                      SEREN'S CONTACT WITH NCR CORPORATION

     16. In or about the spring of 1999, GREENLAND and NCR Corporation ("NCR"), the largest manufacturer of ATM and check-cashing machines in the world, entered into negotiations with GREENLAND for GREENLAND to provide backend processing technology to all of NCR's check cashing machines throughout the world.

     17. In or about June of 2000, NCR contacted GREENLAND and informed it

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that counsel for SEREN, Steven A. Lamb, Esq., had contacted NCR and informed them that: (1) Capital One was in the process of purchasing GREENLAND, and GREENLAND would thus not be in a position to continue to provide backend processing technology to NCR; and (2) SEREN had the sole ownership of the backend software and technology, and that GREENLAND would therefore be unable to provide such services to NCR in the future.

     18. Following this conversation with Steven A. Lamb, NCR ceased all negotiations with GREENLAND and threatened discontinue all future negotiations with GREENLAND until the issue of ownership of the relevant software is resolved.

                              FIRST CAUSE OF ACTION

                               DECLARATORY RELIEF

                            (AGAINST ALL DEFENDANTS)

     19. GREENLAND realleges and incorporates herein by this reference paragraphs 1 through 18 above.

     20. By virtue of the foregoing, an actual controversy has arisen and now exists between GREENLAND and SEREN concerning their respective rights and obligations. GREENLAND contends that: (1) the agreement was extended by the mutual agreement of GREENLAND and SEREN, including GREENLAND's express reservation of its rights of ownership over all of the technology; and (2) pursuant to the agreement, GREENLAND presently has and has always maintained exclusive right, title and ownership in all of the ABM technology and related software on which SEREN has worked or provided services pursuant to the written agreement referenced above, including but not limited to, the backend processing technology developed between November 26, 1998 and the present. Alternatively, GREENLAND contends that an implied in fact contract existed between GREENLAND and SEREN, beginning on November 27, 1999, the terms of which included GREENLAND's retention of sole and

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exclusive right, title and ownership of all ABM technology and related software created or improved by SEREN, including but not limited to the backend processing technology developed between November 26, 1998 and the present.

     21. GREENLAND is informed and believes that SEREN disputes these contentions, and that SEREN actually maintains that the consulting Agreement expired on November 26, 1999, extinguishing any ownership rights that GREENLAND had in the technology after that date. GREENLAND is further informed and believes that SEREN contends it obtained all ownership rights GREENLAND had in the technology simply because the written agreement only had a 12 month term, even though the parties continued to perform their respective rights and obligations under the contract, and even though SEREN has been paid more than $1,000,000 for its services to date.

     22. GREENLAND desires a judicial determination of its rights and obligations, including a declaration that GREENLAND retain sole and exclusive rights, title and ownership to the ABM software and technology, including but not limited to the backend processing software, developed by SEREN from and after November 26, 1998, pursuant to the Agreement, to date.

     23. A judicial declaration is necessary and appropriate at this time under the circumstances in order that GREENLAND may ascertain its rights of ownership over the ABM software and technology developed with SEREN's assistance without SEREN's continued interference with GREENLAND's ability to conduct business. As set forth above, GREENLAND's ability to conduct business and enter into contracts regarding the technology has already been severely impacted by SEREN's wrongful claim of ownership in the technology and active efforts to frustrate GREENLAND's contractual and other relationships with prospective customers and/or purchasers of the ABM technology.

/ / / /

/ / / /


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     TEMPORARY RESTRAINING ORDER, PRELIMINARY AND PERMANENT INJUNCTION

     24. As set forth above, SEREN, with the active assistance of its counsel, has undertaken wrongful efforts to contact third party customers and prospective purchasers of GREENLAND and has wrongfully and falsely maintained a claim of ownership in GREENLAND's software and related products. As a result of these contacts, GREENLAND has already suffered a loss of business and associated revenues, and lost a valuable opportunity to be acquired by Capital One.

     25. In addition to the foregoing, GREENLAND has just recently learned that SEREN and/or its counsel, with the consent and knowledge of each other, have posted confidential and proprietary information relating to GREENLAND and its products over the Internet on a web page known as "Raging Bull." Attached hereto as Exhibit "B" is a true and accurate copy of the posting made by SEREN and its counsel.

     26. GREENLAND is informed and believes and thereon alleges that SEREN's publication of the above-referenced information was intended to affect, and has affected, GREENLAND's ability to do business and has adversely affected GREENLAND's stock price and, consequently, GREENLAND's market capitalization.

     27. Unless and until enjoined, GREENLAND is informed and believes SEREN and its agents and representatives will continue to post such information in a public fashion, will continue to make inappropriate contacts with third parties which are designed to disrupt GREENLAND's ability to do business, and will continue to engage in wrongful conduct designed to disrupt GREENLAND's continued existence as a business entity. Indeed, SEREN's unrestrained conduct threatens to jeopardize GREENLAND's continued existence prior to the parties completion of the arbitration process.

     28. In addition to the foregoing conduct, in which SEREN and its counsel will

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continue to engage unless restrained, SEREN has failed and refused, despite proper requests by GREENLAND, to deliver the source code and related information needed by GREENLAND to fulfill its contractual and other obligations to customers and to engage in business dealings essential to GREENLAND's continued survival as an ongoing entity.

/ / / /


     29. It is substantially probable that GREENLAND will prevail on the merits of its claim against SEREN. However, GREENLAND's continued existence is placed in jeopardy by virtue of SEREN's wrongful refusal to return to GREENLAND GREENLAND's own property, since GREENLAND is rendered unable to engage in business and to exploit business opportunities available to it as a result of its efforts to develop its products and software.

     30. By virtue of the foregoing, and unless GREENLAND is afforded provisional remedies to prevent the irreparable injury caused by SEREN's conduct and repeated contact with third parties and publication of proprietary information, any award rendered in favor of GREENLAND in connection with the arbitration action currently being filed will be rendered ineffectual. As a result, provisional relief is necessary to protect GREENLAND and maintain the status quo while the parties arbitrate their respective rights and obligations under the agreement.

     31. GREENLAND has no adequate remedy at law for the injuries suffered and to be suffered in that, by reason of the conduct of SEREN and its threatened continued conduct, GREENLAND has been unable to perform contracts previously entered into, has been prevented from entering into contracts which are pending or to accept purchase orders for the purchase of plaintiff's machines and/or software, all to such an extent that plaintiff's ability to continue to do business is being destroyed and, absent an injunction, GREENLAND may well cease to exist as an entity. As a result, injunctive relief is necessary to protect GREENLAND pending the outcome of that controversy.

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     32. GREENLAND seeks a temporary restraining order, a preliminary injunction and a permanent injunction as follows:

     a. An order requiring defendants to show cause, if any exists, why they should not be enjoined as set forth in this complaint during the pendency of this action; and for a temporary restraining order, a preliminary injunction, and a permanent injunction, all enjoining defendants, their agents, servants, employees and attorneys, and all persons acting in concert with, or for them, from:

     i. Contacting any of GREENLAND's customers, vendors, investors, business associates or financial lenders for any reason;

     ii. Representing to any person that SEREN, or any of the other defendants, have any type of ownership interest in GREENLAND's software; and/or

     iii. Posting any information regarding the instant dispute, including but not limited to the posting of any such information on the Internet or any other medium, to third parties outside of the parties' arbitration.

     33. In addition to the foregoing prohibitive relief, GREENLAND requests a temporary restraining order and an affirmative injunction requiring SEREN to immediately deliver to GREENLAND the software and related information and products at issue in the parties' arbitration pending a determination on the merits of GREENLAND's ownership rights therein. Absent the immediate delivery of all such software and related information, GREENLAND is threatened with irreparable harm, including but not limited to its continued existence being placed in jeopardy.

     34. In connection with the hearing of the above-referenced Order to Show Cause, GREENLAND will request an Order from this Court which compels SEREN to submit to various discovery on an expedited basis in order for the Court to make an immediate and full and fair determination of GREENLAND's entitlement to the injunctive relief requested above.

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     WHEREFORE, GREENLAND prays for relief as follows:

     1. For declaratory relief, as requested above;

     2. For provisional remedies, as provided above, and pursuant to CODE OF CIVIL PROCEDURE Section 1281.8;

     3. For an award of attorneys' fees pursuant to the agreement of the parties;

     4. For costs of suit herein; and

     5. For such other and further relief as the Court may determine is just and appropriate in this case.

Dated:  October 5, 2000                       DUCKOR SPRADLING & METZGER
                                              A Law Corporation

                                              By:
                                                  R. ANTHONY MAHAVIER
                                                  MICHAEL W. VIVOLI
                                                  Attorneys for Plaintiff
                                                  GREENLAND CORPORATION

                                  VERIFICATION

     I, LOUIS T. MONTULLI, declare as follows:

     1. I am President and Chief Executive Officer of GREENLAND CORPORATION, the plaintiff herein. I have personal knowledge of the facts contained within GREENLAND's first amended complaint for declaratory relief and provisional remedies and, if called upon as a witness to testify with respect thereto, could and would competently do so.

     2. The allegations stated in the foregoing First Amended Complaint for Declaratory Relief and Provisional Remedies are true of my own personal knowledge, information and belief.

     I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct to the best of my knowledge and belief and that this verification was executed this day of October, 2000, in San Diego, California.

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                                     -----------------------------------
                                     LOUIS T. MONTULLI